Exhibit 11

STERLING BANCORP AND SUBSIDIARIES
Statement Re: Computation of Per Share Earnings

	Three Months Ended June 30,		Six Months Ended June 30,

	2008	2007	2008	2007

Income from continuing operations, net of tax	$4,170,067	$3,791,438	$8,171,958	$7,363,111
Income/(Loss) from discontinued operations, net of tax	—	71,252	—	(20,719)

Net income available for common shareholders	$4,170,067	$3,862,690	$8,171,958	$7,342,392

Weighted average common shares outstanding	17,988,970	18,439,318	17,950,095	18,524,871
Add dilutive effect of:
Stock options	133,277	417,585	288,765	469,754

Adjusted for assumed diluted computation	18,122,247	18,856,903	18,238,860	18,994,625

Income from continuing operations, net of tax, per average common share:
Basic	$0.23	$0.21	$0.46	$0.40

Diluted	$0.23	$0.20	$0.45	$0.39

Income/(Loss) from discontinued operations, net of tax, per average common share:
Basic	$—	$—	$—	$—

Diluted	$—	$—	$—	$—

Net income per average common share:
Basic	$0.23	$0.21	$0.46	$0.40

Diluted	$0.23	$0.20	$0.45	$0.39

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